Exhibit 99.1

Contacts:

Investors:	Anna Marie Dunlap
SVP, Corporate Communications/Investor Relations
714-424-2678

Media:	Kent Jenkins Jr.
Vice President, Public Affairs Communications
202-682-9494

Corinthian Colleges Enters into Agreement to Sell 56 Everest and WyoTech Campuses to Nonprofit ECMC Group

SANTA ANA, Calif., November 20, 2014 (Globe Newswire) — Corinthian Colleges Inc. (Nasdaq: COCO) today announced that it has signed a definitive agreement with Zenith Education Group, Inc. (Zenith), an affiliate of ECMC Group, Inc. (ECMC Group) under which Zenith will acquire 56 Everest and WyoTech campuses in 17 states as well as online programs. Under the agreement Zenith will also acquire 12 schools that are currently being taught out and closed, and will continue the teach-out process until complete. In total, the schools being purchased represent all of Corinthian’s U.S.-based Everest and WyoTech campuses located outside of California, serving more than 39,000 students.

The acquisition is expected to close in January 2015, subject to regulatory approvals and other conditions. For more detail about the agreement, please refer to the Company’s 8-K filed today with the Securities and Exchange Commission. [http://investors.cci.edu/sec.cfm]

ECMC Group is a nonprofit corporation with a mission to help students succeed. All ECMC Group companies work to fulfill this mission through product and service support and through the philanthropic activities of the ECMC Foundation.  Educational Credit Management Corporation, a nonprofit affiliate of ECMC Group, is one of the largest student loan guaranty agencies in the United States. With Zenith’s purchase of Everest and WyoTech schools, ECMC Group plans to create the largest system of nonprofit career schools in the country.

“Everest and WyoTech students will benefit greatly from ECMC Group’s commitment to students and its goal of making a positive difference in career education,” said Jack Massimino, Chairman and CEO of Corinthian Colleges. “ECMC will focus significant resources on student programs and services and enhance the future prospects of Everest and WyoTech.”

Corinthian entered into an Operating Agreement with the Department effective on July 8, 2014, under which Corinthian agreed to wind down and close 12 schools and offered to sell the rest of its U.S. schools, including online programs.

Corinthian also owns Heald College, which has 12 campuses in three Western states; 13 Everest and WyoTech campuses in California; and 14 Everest campuses in Ontario, Canada. Collectively, these 39 schools serve approximately 20,000 students.  Corinthian expects to continue to operate these schools until it finds suitable buyers for them.

“We are grateful to the thousands of Corinthian employees who in recent months have done remarkable work during extremely challenging circumstances,” Massimino said. “Their commitment to our students has been nothing short of inspiring.”

About Corinthian

Corinthian offers post-secondary education through its Everest, Heald College and WyoTech campuses, as well as online. Program areas include healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology.

Safe Harbor

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. Corinthian intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, those regarding the closing of the transactions contemplated by the purchase agreement entered into with Zenith. Many factors may cause Corinthian’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including: delays in or failure to satisfy required closing conditions in the purchase agreement, including the receipt of required regulatory approvals; failure to consummate or delay in consummating the transactions contemplated by the purchase agreement for other reasons, including the failure by Corinthian to obtain and maintain the necessary liquidity to operate its business until the closing of the transactions contemplated by the purchase agreement; the potential for further action by the Department to limit Corinthian’s ability to receive regular disbursements of Title IV to fund its operations; Corinthian’s possible inability to comply with the terms of the Operating Agreement; Corinthian’s effectiveness in its regulatory and accreditation compliance efforts; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies, including the Department, various attorneys general, and the Consumer Financial Protection Bureau (CFPB); the outcome of pending litigation against Corinthian, including the civil complaints filed by the CFPB and by certain state attorneys general;  the uncertainty of counterparty decisions in the waiver of events of default in Corinthian’s credit agreement; and the other risks and uncertainties described in Corinthian’s filings with the U.S. Securities and Exchange Commission. Corinthian undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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LIST OF CAMPUSES BEING SOLD TO ECMC

State	Campuses	Teach-out Campuses
Arizona	Mesa Phoenix
Colorado	Aurora Colorado Springs Thornton
Florida	Brandon Daytona Jacksonville Lakeland Melbourne Orlando N Orlando S Orange Park Pinellas (Largo) Pompano Beach Tampa
Georgia	Atlanta Greenbriar Jonesboro Marietta Norcross
Illinois	Burr Ridge Bedford Park Melrose Park Merrionette Park Skokie
Indiana		Merrillville
Maryland		Silver Spring
Massachusetts		Chelsea
Michigan	Dearborn Detroit Southfield	Grand Rapids Kalamazoo
Minnesota		Eagan
Missouri	Kansas City Springfield	St. Louis
Nevada	Henderson
New Jersey	South Plainfield
New York	Rochester
Ohio	Columbus
Oregon	Portland Tigard

Pennsylvania	Blairsville Pittsburgh	Bensalem
Texas	Arlington (Mid Cities) Austin Bissonnet Dallas Fort Worth South Greenspoint Houston Hobby San Antonio	Fort Worth North
Utah		Salt Lake City
Virginia	Chesapeake Newport News Woodbridge	Tysons Corner
Washington	Bremerton Everett Renton Seattle Tacoma Vancouver
West Virginia		Cross Lanes
Wyoming	Laramie